Orion Marine Group, Inc. Reports Second Quarter 2015 Results; Acquisition of TAS Commercial Concrete; Announces New Credit Facility

Houston, Texas, August 6, 2015 -- Orion Marine Group, Inc. (NYSE: ORN) (the “Company”), a leading construction company, today reported net loss for the three months ended June 30, 2015, of $1.8 million ($0.07 diluted loss per share). These results compare to a net loss of $1.2 million ($0.04 diluted loss per share) for the same period a year ago.

"As expected, inconsistent lettings by the Army Corps of Engineers led to underutilized equipment in the second quarter,” said Mark Stauffer, Orion Marine Group's President and Chief Executive Officer. "Additionally, Texas experienced what was the wettest three months from April to June in over 120 years. This inclement weather caused delays in existing jobs and the startup of new jobs, which further impacted our second quarter results. Despite the temporary impact of these delays, we expect to see additional opportunities related to the record rainfall in the form of additional work in the coming months. In fact, we recently received a change order on an existing contract to perform dredging where excess shoaling occurred as a result of the recent rains. Additionally, we continue to see a robust bid market and strong bid opportunities for the remainder of the year.

"As we have said previously, we are focused on returning to the historical mid-teen EBITDA margins we enjoyed a few years ago. We are also focused on returning to, and maintaining, a double digit return on invested capital. To achieve these goals, we need to see better continuity between jobs, leading to higher sustained asset utilization, and continued bid pricing improvement. However, we must also be adaptive to the current market. In order to achieve our return on invested capital goal, we have accelerated our review of our fleet to ensure our assets are meeting current and future market demand. We accelerated this detailed review process during the second quarter and expect to continue to work on it throughout the remainder of this year. In that regard, we expect full year 2015 capital expenditures to be $18 million.

"Additionally, we will continue to look for opportunities to grow the business through organic growth, greenfield expansion, and diversification of our service offerings. As we have said before, we have been exploring opportunities to provide services in adjacent areas, while staying true to our project management roots. In this regard, we have identified several strategic areas for growth. One of these areas is to develop more upland infrastructure capabilities beyond the water’s edge. As a result, I am pleased to announce yesterday we acquired TAS Commercial Concrete (TAS) based in Houston, Texas. Founded in 1980, TAS is the second largest Texas-based concrete contractor and provides turnkey services covering all phases of commercial concrete construction. This acquisition adds another segment to our business, provides diversification of end market drivers and a diversified customer base, including non-marine customers. As a highly specialized and well-run company, we believe TAS provides a solid platform for future growth of similar services into other existing Orion markets."

Financial highlights of the Company's second quarter 2015 include:

Second Quarter 2015

•
Second quarter 2015 contract revenue was $86.1 million, a decrease of 4.6% from the prior year period. The decrease is primarily related to the startup of new projects being delayed due to inclement weather.

•
Gross profit for the quarter was $6.0 million, which represents an increase of $0.2 million as compared with the second quarter of 2014. Gross profit margin for the quarter was 7.0%, which was higher than the prior year period of 6.5%. The increase was a result of continued incremental bid margin improvement.

•
Selling, General, and Administrative expenses for the second quarter 2015 were $8.8 million as compared to $8.1 million in the prior year period. The increase in SG&A is primarily attributable to increase in stock compensation, one-time recruitment expenses and acquisition related costs.

•	The Company's second quarter 2015 EBITDA was $2.5 million, representing a 2.9% EBITDA margin, a decrease of $1.4 million compared to the second quarter 2014 EBITDA of $3.9 million, or 4.4%.

Backlog of work under contract as of June 30, 2015, was $223.0 million, which compares with backlog under contract at June 30, 2014, of $281.6 million.

The Company reminds investors that backlog can fluctuate from period to period due to the timing and execution of contracts. Given the typical duration of the Company's projects, which generally range from three to nine months, the Company's backlog at any point in time usually represents only a portion of the revenue it expects to realize during a twelve-month period. Backlog consists of projects under contract that have either (a) not been started, or (b) are in progress and not yet complete, and the Company cannot guarantee that the revenue projected in its backlog will be realized, or, if realized, will result in earnings.

Acquisition of TAS Commercial Concrete

The Company is pleased to announce the acquisition of TAS Commercial Concrete for $115 million in cash, funded with a portion of the proceeds from a new syndicated credit facility. Founded in 1980 and headquartered in Houston, TX, TAS is the second largest Texas-based concrete contractor and provides turnkey services covering all phases of commercial concrete construction. Through approximately 1,200 employees, TAS currently operates in Houston and the Dallas / Fort Worth Metroplex with full year 2014 revenue of $236.2 million and full year 2014 EBITDA of $24.2 million.

TAS provides its solutions through three primary service lines: light commercial, structural and other services. Light commercial is often referred to as "flatwork" and involves pouring horizontal concrete surfaces or producing concrete components used in tilt-wall construction. The structural service line involves cast in place components of a structure, such as concrete columns, supported slabs and elevated beams. Other services generally includes labor only services to perform rebar installation or pour and finish solutions. TAS generally acts as a subcontractor on the projects it performs for a variety of largely private sector customers in the warehouse, industrial, office, retail, medical, multifamily, and education space.

"The acquisition of TAS brings together two premier companies with similar operating philosophies that serve different end markets," said Mr. Stauffer. "Orion Marine Group was founded with a focus on project management through the execution of work and has remained true to this philosophy as it has diversified its heavy civil marine business. The TAS acquisition provides diversification of our existing end markets and fundamental business drivers, as well as entry into non-marine end markets experiencing major growth. By acquiring TAS, we still remain true to our project management roots while addressing the desire to provide land and near shore construction capabilities. In particular, we think there are areas such as warehouse and industrial where TAS will provide additional turnkey services to our existing suite of services. With relatively low capital expenditures of $2 to $5 million annually, this acquisition will be a solid contributor to free cash flow going forward and will help the Company reach its double digit return on invested capital goal. We look forward to building on the success TAS has achieved over the last 35 years. Over time, we expect TAS will be an integral part of providing additional turnkey services to a wide variety of customers. We will operate this business segment under the TAS name separately from the traditional heavy civil marine construction segment."
New Credit Facility

During the second quarter, the Company’s prior credit facility was extended one year to June 30, 2016. However, as part of the TAS acquisition, the Company has entered into a new syndicated credit facility led by Regions Bank, replacing the Company's prior credit facility. The 5-year, $185 million senior secured facility includes a $135 million term loan and a $50 million revolver. Total debt outstanding post the transaction is $149 million, with approximately $36 million available under the revolving credit facility.

“We are pleased with this new credit facility and the capital it provides us for the future,” said Chris DeAlmeida, Orion’s Vice President and Chief Financial Officer. “The robust support for this facility allowed us to establish a new capital program with solid financing terms at attractive pricing levels. This facility provided financing for the TAS acquisition while leaving flexibility for future acquisition and operating needs.”

Outlook

"Overall, we are pleased with our current business drivers and we are excited for the additional growth potential the TAS acquisition brings to our business," said Mr. Stauffer. "We continue to see a healthy bid market and we are pleased with the visibility the strong level of bookings in the second quarter has provided us with for the remainder of 2015.

"In the heavy civil marine construction segment, we continue to see strong private sector opportunities from both energy and recreational customers. Additionally, expansion work for local port authorities remains a solid source of bid opportunities as port authorities continue to execute on capital expansion plans, many of which are related to the opening of the widened Panama Canal in 2016. We are also expecting to see increased bid opportunities from the US Army Corps of Engineers over the next two months prior to the end of the federal fiscal year. Additionally, we will be closely monitoring developments with regard to the Corps appropriation for fiscal year 2016 and the extension of the Highway Bill.

"The commercial concrete segment is experiencing tremendous growth in nonresidential construction as a result of significant population changes and maintains strong demand for its services. Since 2011, the combined nonresidential construction market in Houston and Dallas / Fort Worth has grown approximately 68% to $11.9 billion at the end of 2014. During the same time frame, TAS grew revenue by 104% while maintaining a solid EBITDA margin. We expect this segment’s demand to continue to grow with the population of Texas expected to double by 2050. This demand activity is driven by the need for more warehouses, industrial facilities, retail establishments, medical facilities and schools.”

"We are pleased with both the amount of work we bid on and won during the second quarter of 2015," said Mr. DeAlmeida. "During the second quarter, we bid on approximately $376 million worth of opportunities and were successful on approximately $100 million. This represents a 27% win rate and a book-to-bill ratio of 1.16 times for the quarter. We currently have a combined $576 million worth of bids outstanding, of which we have been notified that we are the apparent low bidder or received award subsequent to the end of the quarter on approximately $70 million. Of this, approximately $260 million of the bids outstanding are related to the marine construction segment with $316 million related to the commercial concrete segment. Of the low bid and recently awarded, approximately $17 million is related to the marine construction segment and approximately $53 million is related to the commercial concrete segment.

"With the acquisition of TAS bringing attractive free cash flow metrics and encouraging end market drivers in both business segments, we are renewing our focus on returning back to our historic return on invested capital (ROIC) and growing free cash flow over the long term. We plan to accomplish this through a deep analysis of our existing capital expenditure plan, maximizing return on our owned equipment, and determining the correct balance of equipment to own versus rent.

"We believe the addition of TAS will help continue to drive growth over the long-term. On a pro-forma basis, full year 2014 revenue including TAS was $622 million with $58 million of EBITDA or a 9.3% EBITDA Margin. Currently, combined backlog for both segments is approximately $400 million. The inclement weather during the second quarter in Texas did affect both Orion and TAS, which could impact our full year results despite an expected strong back half of the year. Looking ahead, we expect to continue to see modest growth in both revenue and EBITDA. Specifically, we expect 2015 pro-forma full year revenue growth to be in the 3% - 5% range with a similar EBITDA margin to 2014. We expect higher growth levels to return in 2016, given the strong market fundamentals for both segments."

Conference Call Details

Orion Marine Group will conduct a telephone briefing to discuss its results for the second quarter 2015 at 10:00 a.m. Eastern Time/9:00 a.m. Central Time on Thursday, August 6, 2015. To listen to a live broadcast of this briefing, visit the Investor Relations section of the Company's website at www.orionmarinegroup.com. To participate in the call, please call the Orion Marine Group second Quarter 2015 Earnings Conference Call at 855-478-9690; participant code 90818226.

About Orion Marine Group

Orion Marine Group, Inc., a leading construction company, provides services both on and off the water in the continental United States, Alaska, Canada and the Caribbean Basin through its heavy civil marine construction segment and its commercial concrete segment. The Company’s heavy civil marine construction segment services includes marine transportation facility construction, marine pipeline construction, marine environmental structures, dredging of waterways, channels and ports, environmental dredging, design, and specialty services.  Its commercial concrete segment provides turnkey concrete construction services including pour and finish, dirt work, layout, forming, rebar, and mesh across the light commercial, structural and other associated business areas. The Company is headquartered in Houston, Texas with office throughout its operating areas.

EBITDA and EBITDA Margin

This press release includes the financial measures “EBITDA” and “EBITDA margin." These measurements may be deemed “non-GAAP financial measures” under rules of the Securities and Exchange Commission, including Regulation G. The non-GAAP financial information may be determined or calculated differently by other companies. By reporting such non-GAAP financial information, the Company does not intend to give such information greater prominence than comparable and other GAAP financial information, which information is of equal or greater importance.

Orion Marine Group defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization. EBITDA margin is calculated by dividing EBITDA for the period by contract revenues for the period. The GAAP financial measure that is most directly comparable to EBITDA margin is operating margin, which represents operating income divided by contract revenues. EBITDA and EBITDA margin are used internally to evaluate current operating expense, operating efficiency, and operating profitability on a variable cost basis, by excluding the depreciation and amortization expenses, primarily related to capital expenditures and acquisitions, and net interest and tax expenses. Additionally, EBITDA and EBITDA margin provide useful information regarding the Company's ability to meet future debt repayment requirements and working capital requirements while providing an overall evaluation of the Company's financial condition. In addition, EBITDA is used internally for incentive compensation purposes. The Company includes EBITDA and EBITDA margin to provide transparency to investors as they are commonly used by investors and others in assessing performance. EBITDA and EBITDA margin have certain limitations as analytical tools and should not be used as a substitute for operating margin, net income, cash flows, or other data prepared in accordance with generally accepted accounting principles in the United States, or as a measure of the Company's profitability or liquidity.

A reconciliation of the Company's future EBITDA margin to the corresponding GAAP measure is not available as these are estimated goals for the performance of the overall operations over the planning period. These estimated goals are based on assumptions that may be affected by actual outcomes, including but not limited to the factors noted in the “forward looking statements” herein, in other releases, and in filings with the Securities and Exchange Commission.

Forward-Looking Statements

The matters discussed in this press release may constitute or include projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the provisions of which the Company is availing itself. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as 'believes', 'expects', 'may', 'will', 'could', 'should', 'seeks', 'approximately', 'intends', 'plans', 'estimates', or 'anticipates', or the negative thereof or other comparable terminology, or by discussions of strategy, plans, objectives, intentions, estimates, forecasts, outlook, assumptions, or goals. In particular, statements regarding future operations or results, including those set forth in this press release (including those under “Outlook” above), and any other statement, express or implied, concerning future operating results or the future generation of or ability to generate revenues, income, net income, profit, EBITDA, EBITDA margin, or cash flow, including to service debt, and including any estimates, forecasts or assumptions regarding future revenues or revenue growth, are forward-looking statements. Forward looking statements also include estimated project start date, anticipated revenues, and contract options which may or may not be awarded in the future. Forward looking statements involve risks, including those associated with the Company's fixed price contracts that impacts profits, unforeseen productivity delays that may alter the final profitability of the contract, cancellation of the contract by the customer for unforeseen reasons, delays or decreases in funding by the customer, levels and predictability of government funding or other governmental budgetary constraints and any potential contract options which may or may not be awarded in the future, and are the sole discretion of award by the customer. Past performance is not necessarily an indicator of future results. In light of these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company's plans, estimates, forecasts, goals, intentions, or objectives will be achieved or realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update information contained in this press release whether as a result of new developments or otherwise.

Please refer to the Company's Annual Report on Form 10-K, filed on February 27, 2015, which is available on its website at www.orionmarinegroup.com or at the SEC's website at www.sec.gov, for additional and more detailed discussion of risk factors that could cause actual results to differ materially from our current expectations, estimates or forecasts.

Orion Marine Group, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except share and per share information)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Contract revenues	$86,091	$90,251	167,546	171,509
Costs of contract revenues	80,066	84,378	153,065	157,989
Gross profit	6,025	5,873	14,481	13,520
Selling, general and administrative expenses	8,794	8,129	17,486	16,093
Loss from operations	(2,769)	(2,256)	(3,005)	(2,573)
Other (expense) income
Gain from sale of assets, net	57	84	100	176
Other income	—	467	—	467
Interest income	4	—	17	10
Interest expense	(252)	(194)	(490)	(324)
Other (expense) income, net	(191)	357	(373)	329
Loss before income taxes	(2,960)	(1,899)	(3,378)	(2,244)
Income tax benefit	(1,115)	(736)	(1,276)	(871)
Net loss	(1,845)	(1,163)	(2,102)	(1,373)

Basic loss per share	$(0.07)	$(0.04)	$(0.08)	$(0.05)
Diluted loss per share	$(0.07)	$(0.04)	$(0.08)	$(0.05)
Shares used to compute loss per share
Basic	27,352,523	27,422,658	27,478,514	27,410,384
Diluted	27,352,523	27,422,658	27,478,514	27,410,384

Orion Marine Group, Inc. and Subsidiaries
EBITDA and EBITDA Margin Reconciliations
(In Thousands, except margin data)

	Three months ended		Six months ended
	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income loss..........................................	$(1,845)	$(1,163)	(2,102)	$(1,373)
Income tax benefit......................................	(1,115)	(736)	(1,276)	(871)
Interest expense, net....................................	248	194	473	314
Depreciation and amortization....................	5,209	5,644	10,654	11,263
EBITDA[1] .....................................................	$2,497	$3,939	$7,749	$9,333
Operating loss margin[2] ...............................	(3.2)%	(1.9)%	(1.3)%	(1.1)%
Impact of depreciation and amortization....	6.1%	6.3%	6.3%	6.6%
EBITDA margin..........................................	2.9%	4.4%	5.0%	5.5%

Orion Marine Group, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands, except share and per share information)

	June 30, 2015	December 31, 2014
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$20,735	$38,893
Accounts receivable:
Trade, net of allowance of $0	48,679	36,905
Retainage	14,003	15,883
Other	3,229	1,998
Income taxes receivable	100	333
Inventory	7,108	6,487
Deferred tax asset	1,733	1,755
Costs and estimated earnings in excess of billings on uncompleted contracts	45,152	44,581
Asset held for sale	375	375
Prepaid expenses and other	3,568	3,924
Total current assets	144,682	151,134

Property and equipment, net	158,642	161,773
Inventory, non-current	4,983	5,508
Goodwill	33,798	33,798
Intangible assets, net of amortization	31	87
Total assets	$342,136	$352,300
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current debt	$29,123	$33,527
Accounts payable:
Trade	28,391	21,889
Retainage	1,484	1,706
Accrued liabilities	14,857	15,803
Taxes payable	266	997
Billings in excess of costs and estimated earnings on uncompleted contracts	11,552	16,704
Total current liabilities	85,673	90,626
Long term debt	3,348	3,480
Other long-term liabilities	565	566
Deferred income taxes	19,693	20,877
Deferred revenue	—	34
Total liabilities	109,279	115,583
Commitments and contingencies
Stockholders’ equity:
Preferred stock -- $0.01 par value, 10,000,000 authorized, none issued	—	—
Common stock -- $0.01 par value, 50,000,000 authorized, 27,953,929 and 27,969,783 issued; 27,242,698 and 27,608,552 outstanding at June 30,2015 and December 31, 2014, respectively	279	279
Treasury stock, 711,231 shares, at cost	(6,540)	(3,439)
Additional paid-in capital	167,776	166,433
Retained earnings	71,342	73,444
Total stockholders’ equity	232,857	236,717
Total liabilities and stockholders’ equity	$342,136	$352,300

Orion Marine Group, Inc. and Subsidiaries
Condensed Consolidated Statements of Cashflows
(In Thousands)

	Six months ended June 30,
	2015	2014
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net loss	$(2,102)	$(1,373)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	10,654	11,263
Bad debt recoveries	11	(7)
Deferred income taxes	(1,160)	(911)
Stock-based compensation	1,315	782
Gain on sale of property and equipment	(100)	(176)
Change in operating assets and liabilities:
Accounts receivable	(11,135)	7,751
Income tax receivable	233	—
Inventory	(97)	(1,426)
Prepaid expenses and other	356	498
Costs and estimated earnings in excess of billings on uncompleted contracts	(932)	(5,700)
Accounts payable	6,282	(3,311)
Accrued liabilities	(946)	3,054
Income tax payable	(730)	(103)
Billings in excess of costs and estimated earnings on uncompleted contracts	(4,792)	(6,673)
Deferred revenue	(34)	(29)
Net cash (used in) provided by operating activities	(3,177)	3,639
Cash flows from investing activities:
Proceeds from sale of property and equipment	166	338
Purchase of property and equipment	(7,533)	(10,718)
Purchase of land	—	(22,199)
Net cash used in investing activities	(7,367)	(32,579)
Cash flows from financing activities:
Borrowings from Credit Facility	—	22,500
Payments made on borrowings from Credit Facility	(4,541)	(389)
Exercise of stock options	28	340
Purchase of shares into treasury	(3,101)	—
Net cash (used in) provided by financing activities	(7,614)	22,451
Net change in cash and cash equivalents	(18,158)	(6,489)
Cash and cash equivalents at beginning of period	38,893	40,859
Cash and cash equivalents at end of period	$20,735	$34,370
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$490	$325
Taxes (net of refunds)	$434	$146

SOURCE: Orion Marine Group, Inc.
Orion Marine Group, Inc.
Drew Swerdlow, Investor Relations Manager, 713-852-6582